Exhibit 99.2

Letter to Employees

Dear Employee:

I am writing to bring you up to date on some important events. The Board of Directors has completed its Strategic Alternatives Analysis. After careful consideration, the Board has determined that the Company’s best alternative for optimizing shareholder value for the benefit of all shareholders is to remain independent and continue to execute its strategic plan.

As shared in earlier updates, the Board received a letter in February from Third Point, one of the Company’s largest shareholders, requesting that the Company be sold. Because we take our responsibility to shareholders seriously, the Board hired Houlihan Lokey Howard & Zukin Capital, Inc. (Houlihan Lokey), a nationally known and respected investment bank, to perform a full analysis. The purpose was to ensure the Board was considering the broadest range of options and potential opportunities for optimizing value for the benefit of all stakeholders.

Houlihan Lokey analyzed all alternatives including: sale of the Company, repurchasing shares, a change in dividend policy and continuing to implement the Company’s present successful strategic plan. Based upon Houlihan Lokey’s analysis, the Board determined that, at the present time, the best way for the Company to maximize shareholder value is continuing to execute its plan.

Additionally, the Board has made significant progress in its search to find a new CEO with the skills needed to continue to execute Flow’s strategic plan. The Board has interviewed several well qualified candidates and believes that it will be able to complete the search and name a successor soon.

We are optimistic about Flow’s future. The Company has technology that will both allow us to increase existing market penetration and expand our business into markets where we have not previously operated. In today’s environment, change is inevitable, so the Board and management will continue to review and evaluate the Company’s strategic direction at its annual strategic planning retreats.

We thank you for your continued support and your hard work.

Kathryn Munro,

Chair